UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 16, 2013 (September 11, 2013)

U.S. ENERGY CORP.
(Exact Name of Company as Specified in its Charter)

Wyoming	0-6814	83-0205516
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

877 North 8th West, Riverton, WY		82501
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (307) 856-9271

Not Applicable
(Former Name, Former Address or Former Fiscal Year, If Changed From Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

□           Written communications pursuant to Rule 425 under the Securities Act
□           Soliciting material pursuant to Rule 14a-12 under the Exchange Act
□           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
□           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 2.01:  Completion of Acquisition or Disposition of Assets

Item 2.01.  Completion of Acquisition or Disposition of Assets

On September 11, 2013, U.S. Energy Corp. (the “Company”) through its wholly owned subsidiary Remington Village LLC, completed the sale of the Remington Village Apartment Complex in Gillette Wyoming (“Remington Village”) to an affiliate of the Miller Frishman Group, LLC for $15.0 million.  The $9.5 million balance on the commercial note due on Remington Village was paid in full at closing.  After deduction of payment of the note, commission and other closing costs, the net proceeds to the Company were approximately $5.0 million, which will be used to further the development of the Company’s oil and gas business, reduction of debt or for general corporate purposes.

A copy of the press release issued by the Company on September 16, 2013 relating to the completion of the sale of Remington Village is filed herewith as Exhibit 99.1.

Section 9:  Financial Statements and Exhibits

Item 9.01.  Financial Statements and Exhibits.

(b) Unaudited Pro Forma Financial Information

The assets and liabilities of Remington Village were reported as assets and liabilities held for sale, and the results of operations of Remington Village were reported as discontinued operations, in the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and in the unaudited condensed consolidated financial statements and notes thereto included in the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2013 and June 30, 2013.  Accordingly, the Company has not included pro forma financial statements in this Item 9.01.

Exhibit 99.1.  Press Release dated September 16, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. ENERGY CORP.

Dated: September 16, 2013	By:	/s/ Keith G. Larsen
Keith G. Larsen, CEO